AFFILIATED COMPANY SERVICES AGREEMENT

This Affiliated Company Services Agreement (the “Agreement”) is effective November 1, 2022, by and between Jefferson National Life Insurance Company of New York, a New York corporation (“JNLIC-NY”) and Nationwide Investment Services Corporation (“NISC”), an Oklahoma corporation. JNLIC-NY and NISC are hereinafter referred to collectively as “Parties” and individually as a “Party.”

WHEREAS, JNLIC-NY and NISC are affiliated companies in the Nationwide holding company system.

WHEREAS, JNLIC-NY issues variable insurance products (“JNLIC-NY Products”) for which NISC acts as the principal underwriter and distributor.

WHEREAS, NISC is (i) registered as a broker-dealer under the Securities and Exchange Act of 1934, as amended; (ii) is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and (iii) has registered representatives who are authorized to provide certain wholesaling, promotional and marketing services (“Associated Persons” as defined below).

WHEREAS, JNLIC-NY wishes to engage the services of NISC and its Associated Persons, as further described herein, for the wholesaling, promotion and marketing of JNLIC-NY Products as may be agreed to by the Parties from time to time.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereto agree as follows:

1.	REPRESENTATIONS

a.	JNLIC-NY and NISC each represent that it and its respective undersigned officer have full power and authority to enter into this Agreement.

b.

NISC represents that it is: (i) registered as a broker-dealer under Section 15(a) of the Securities and Exchange Act of 1934 (the “1934 Act”) and the state securities law of the state of New York for the sale of JNLIC-NY Products; (ii) a member of FINRA; and (iii) the principal underwriter and distributor for the JNLIC-NY Products.

c.

JNLIC-NY represents that the JNLIC-NY Products are registered under the federal securities laws and has been filed with, and approved by, the state of New York insurance and securities departments in such jurisdictions where JNLIC-NY Products are available for distribution.

d.

JNLIC-NY represents that all materials, including but not limited to prospectuses and any supplements for JNLIC-NY Products, training materials, illustration software, brochures, marketing materials and policy forms (collectively “Wholesaling Materials”), provided to NISC in order for NISC to provide the Services, as defined below, comply and will remain in compliance with applicable insurance and state and federal securities laws, and filing requirements if any; are and will remain true and accurate in all material respects, and do not, and will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

e.

NISC represents its “Associated Persons,” as defined in NASD Rule 1011 and subsequently adopted by FINRA as a FINRA rule, have the knowledge necessary to perform their duties under this Agreement, and they will use commercially reasonable efforts in providing the Services, as defined below, and will present information about JNLIC-NY Products in a professional and accurate manner and that in no way is materially misleading.

f.

NISC represents that as of the date of this Agreement it is not aware of any pending nor threatened investigation, action, suit, or proceeding relating to it or that may adversely affect it or any principal of NISC or any of its Associated Persons in a material way or their ability to provide Services hereunder before or by any court or other governmental, regulatory, or self-regulatory authority or other body to which it or any such principal thereof or any Associated Person is a party, or to which any asset of NISC or any Associated Person is subject. As of the date of this Agreement, neither NISC nor any principal thereof has received any notice of an investigation relating to matters described in the preceding sentence that may adversely affect NISC’s or any Associated Person’s business in a material way or its or their ability to provide Services hereunder.

g.

NISC represents it will notify JNLIC-NY immediately in the event it receives a complaint alleging that it or any of its Associated Persons violated any applicable federal or state law, rule or regulation arising out of its activities, or which may otherwise affect in any material way it or any Associated Person’s ability to act in accordance with the terms of this Agreement.

2.	COMPLIANCE

a.

NISC agrees to abide by applicable rules of FINRA, and each Party hereto agrees to comply with state and federal laws, rules and regulations, that are applicable to each of their respective obligations hereunder.

b.	NISC shall comply with all relevant and reasonable policies and procedures of JNLIC-NY provided to it in writing.

c.

NISC shall be solely responsible for training and supervising the activities of its Associated Persons in compliance with the requirements under applicable FINRA rules and state and federal laws, rules and regulations. NISC shall furnish evidence of such supervision at JNLIC-NY’s reasonable request.

d.

In the event NISC regards itself as exempt from the licensing requirements of a state insurance authority, NISC represents that it shall, nonetheless, exercise supervisory control over the training and conduct of its Associated Persons in a manner consistent with that state’s insurance requirements with respect to fair, accurate and good faith representations of the JNLIC-NY Products.

3.	SERVICES PROVIDED BY NISC

a.	The following services (“Services”) shall be provided by NISC:

1.

Marketing and promoting the features and benefits of the JNLIC-NY Products to third-party distribution partners (“Third Party Distribution Partners”). No Associated Person of NISC shall make any representation concerning or provide any information regarding JNLIC-NY Products, except those contained in the then current prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission (“SEC”) and other printed information issued by JNLIC-NY as information supplemental to the prospectus, including, but not limited to Wholesaling Materials filed with FINRA and provided to NISC;

2.	forwarding Wholesaling Materials to authorized Third Party Distribution Partners and their sales forces for their distribution to retail clients; and

3.	NISC will file Wholesaling Materials with FINRA or other regulatory authorities or agencies.

b.

JNLIC-NY agrees and acknowledges that, notwithstanding anything else contained in this Agreement, NISC shall not have any obligations to, and will not: i) determine the suitability of any retail clients for JNLIC-NY Products or approve any JNLIC-NY Products’ sales as a principal, as Third Party Distribution Partners are solely responsible for recommending products to retail clients and approving all sales, or ii) supervise the sales activities of, or ensure compliance with any applicable insurance and securities laws, regulations and rules and any selling group agreement by a Third Party Distribution Partner or its sales force.

c.

NISC shall have no direct contact with any retail client, or owner of a JNLIC-NY Product or their representatives, except in circumstances where a duly licensed and appointed representative of the Third-Party Distribution Partner or its sales force is present.

d.	NISC will have responsibility for its marketing and sales promotional costs, including, but not limited to:

1.	All travel of NISC and its Associated Persons;

2.	Any meetings with Third Party Distribution Partners; and

3.	Hiring of any staff and maintaining office space.

e.

Performance Standards. NISC agrees that in performing or providing Services hereunder, it shall use the degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar Services would use acting in like circumstances and experience in such matters and in accordance with the standards, practices, and procedures established by JNLIC-NY for its own business.

1.

NISC shall perform Services according to servicing standards of JNLIC-NY or such other standards as may be mutually agreed upon by JNLIC-NY and NISC. In performing Services hereunder, NISC shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of JNLIC-NY.

2.

NISC shall comply with all laws, regulations, rules, and orders applicable to (i) JNLIC-NY with respect to the Services provided hereunder or (ii) to NISC. NISC agrees to maintain sufficient facilities and trained personnel of the kind necessary to perform the Services under this Agreement. Whenever the personnel NISC utilizes to perform Services for JNLIC-NY pursuant to this Agreement, such personnel shall at all times remain solely under NISC’s direction and control. JNLIC-NY shall have no liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations. No facility of NISC used in performing Services for or subject to use by JNLIC-NY shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

f.

Exercise of Judgment. In providing services which require the exercise of judgment by NISC, NISC shall perform any such service in accordance with standards and guidelines JNLIC-NY develops and communicates to NISC. In performing any Services hereunder, NISC shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of JNLIC-NY.

g.

Control. The performance of Services by NISC for JNLIC-NY pursuant to this Agreement shall in no way impair the absolute control of the business and operations of NISC or JNLIC-NY by their respective Boards of Directors. NISC shall act hereunder so as to assure the separate operating identity of JNLIC-NY. The business and operations of JNLIC-NY shall at all times be subject to the direction and control of the Board of Directors of JNLIC-NY.

4.	RESPONSIBILITIES OF JNLIC-NY

a.	In conjunction with marketing and promotion efforts, JNLIC-NY shall be responsible for the costs of producing and printing Wholesaling Materials that they deem appropriate.

b.	JNLIC-NY shall be responsible for maintaining in effect the registration statements for JNLIC-NY Products.

c.

JNLIC-NY shall notify NISC or its designee of the issuance by the SEC of any stop order with respect to a registration statement or the initiation of any proceeding by the SEC relating to the registration and/or offering of any variable insurance products wholesaled under this Agreement and of any other action or circumstances that makes it no longer lawful for NISC to provide the Services regarding such variable insurance products. JNLIC-NY shall advise NISC of any revision of or supplement to any Wholesaling Materials related to such variable insurance products or underlying investments of such variable insurance products, and promptly deliver any such revised or updated materials.

5.	SALES, PROMOTION MATERIALS AND ADVERTISING

No Wholesaling Materials relating to JNLIC-NY Products shall be used by NISC unless such materials have been approved in writing by JNLIC-NY.

6.	ASSUMPTION OF EXPENSES

a.

JNLIC-NY assumes full and unconditional responsibility, for all expenses incurred by JNLIC-NY relating to its responsibilities outlined in Section 4, as well as the Services to be rendered by NISC pursuant to this Agreement (“Expenses”).

b.

JNLIC-NY shall reimburse NISC for such costs and expenses that NISC incurs in connection with the provision of Services hereunder. The charge to JNLIC-NY for Services shall include all direct and indirectly reimbursable expenses. The methods for allocating Expenses to JNLIC-NY shall be determined in accordance with the requirements prescribed in NY Department Regulation No. 33. Such methods shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by NISC on behalf of JNLIC-NY.

c.

Within sixty (60) days after end of each calendar year, NISC shall submit to JNLIC-NY a statement of actual apportioned expenses for such prior calendar year showing the basis for the apportionment of each item. JNLIC-NY may request a written statement from NISC setting forth, in reasonable detail, the nature of the services rendered, or expense incurred and other relevant information to support the charge. Any difference between the amount of the estimated apportioned expenses paid by JNLIC-NY and the amount of the actual apportioned expenses shall be paid to either NISC or JNLIC-NY, as the case may be, within fifteen (15) days of the statement of actual apportioned expenses.

7.	ACCOUNTING

All records shall be maintained in accordance with New York Insurance Department Regulation No. 152 (11 NYCRR 243). In addition to the foregoing, a computer terminal, which is linked to the electronic system that generates the electronic records that constitute JNLIC-NY’s books of account, shall be kept and maintained at JNLIC-NY’s principal office in New York. During all normal business hours, there shall be ready availability and easy access through such terminal (either directly by New York Insurance Department personnel or indirectly with the aid of JNLIC-NY employees) to the electronic media used to maintain the records comprising JNLIC-NY’s books of account. The electronic records shall be in a readable form. NISC shall maintain format integrity and compatibility of the electronic records that constitute JNLIC-NY’s books of account. If the electronic system that created such records is to be replaced by a system with which the records would be incompatible, NISC shall convert such pre-existing records to a format that is compatible with the new system.

JNLIC-NY shall maintain acceptable backup (hard copy or another durable medium, as defined in Regulation No. 152, as long as the means to access the durable medium is also maintained at JNLIC-NY’s principal office of the records constituting JNLIC-NY’s books of account. Such backup shall be forwarded to JNLIC-NY on a monthly basis and shall be maintained by JNLIC-NY at its principal office in New York.

8.	HOLD HARMLESS AND INDEMNIFICATION PROVISIONS

With respect to the duties and Services contemplated under the Agreement:

a.

JNLIC-NY agrees to indemnify and hold NISC harmless from any and all losses, claims, damages, liabilities or expenses to which NISC may become subject under any statute, regulation, common law or otherwise, insofar as such losses, claims, damages. liabilities or expenses relate directly to the sale of the JNLIC-NY Products and arise as a direct consequence of:

1.	JNLIC-NY’s own willful misconduct or gross negligence;

2.

Any material misrepresentation or omission, or alleged misrepresentation or omission, contained in Wholesaling Materials or other materials provided to NISC by JNLIC-NY or involving the sales subject to this Agreement, provided that such misrepresentations or omissions are not caused by NISC; and

3.	Any fraudulent, unauthorized or wrongful act or omission by JNLIC-NY or its employees, contractors or agents.

b.

NISC agrees to indemnify and hold JNLIC-NY harmless from any and all losses, claims, damages, liabilities or expenses to which JNLIC-NY may become subject under any statute, regulation, common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses relate directly to the sale of a JNLIC-NY Product and arise as a direct consequence of:

1.	NISC’s own willful misconduct or gross negligence;

2.

Any material misrepresentation or omission, or alleged misrepresentation or omission involving the Services subject to this Agreement, provided that such misrepresentations or omissions are not caused by JNLIC-NY; and

3.	Any fraudulent, unauthorized or wrongful act or omission by NISC or its registered representatives.

c.

No Party shall be liable, as the indemnifying Party pursuant to this Section 8, to the extent that the losses, claims, damages, liabilities or legal expenses incurred by the indemnified Party arise out of the indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or through the reckless disregard of the indemnified Party’s duties, under this Agreement.

d.

The Parties will promptly notify each other of the commencement of any litigation or proceedings, or the assertion of any claim or any material inquiries related to the duties set forth in the Agreement. The indemnifying Party shall have control of the defense of any such action, including appeals, and of all negotiations relating thereto, including the right to affect the settlement or compromise thereof.

e.	Nothing in this Section 8 shall preclude the Parties from exercising any other rights and remedies that may be available to them at law or in equity.

9.	NON-ASSIGNABILITY PROVISION

This Agreement may not be assigned by any third party hereunder without express consent of the other Party hereunder. For clarity, assignments by operation of law (i.e., merger) to affiliates shall not require prior approval of the other Party nor be deemed an assignment for purposes of regulatory approval.

10.	NON-WAIVER PROVISION

Failure of any Party to terminate this Agreement for any breach of this Agreement will not constitute a waiver of the right to terminate this Agreement at a later time for such breach or breaches of this Agreement.

11.	AMENDMENTS

No amendment to this Agreement will be effective unless it is (i) filed with the applicable domiciliary regulator(s) and, if one or more of the Parties is commercially domiciled, the applicable commercial domiciliary regulator(s) at least thirty (30) days prior to the proposed effective date, (ii) not disapproved by the applicable regulator(s), (iii) made in writing and (iv) signed by all the Parties hereto.

12.	BOOKS AND RECORDS

a.

Maintenance of Books. The books and records of each Party to this Agreement include all books, accounts, data, files, and records developed or maintained under or related to this Agreement (“Books and Records”). NISC and JNLIC-NY each shall maintain its own Books, and Records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them, including such accounting information as is necessary to support the reasonableness of charges under this Agreement, and such additional information as JNLIC-NY may reasonably request for purposes of its internal bookkeeping and accounting operations. NISC shall keep such Books and Records insofar as they pertain to the computation of charges hereunder available for audit, inspection, and copying by JNLIC-NY and persons authorized by it or any governmental agency having jurisdiction over JNLIC-NY during all reasonable business hours.

b.

Ownership and Custody of Records. All Books and Records established and maintained by NISC by reason of its performance of Services under this Agreement, which absent this Agreement would have been held by JNLIC-NY, shall be deemed the property of JNLIC-NY and shall be maintained in accordance with applicable law and regulation, including, but not limited to, NY Regulation No.152. Such Books and Records should be available, during normal business hours, for inspection by the JNLIC-NY, anyone authorized by JNLIC-NY, and any governmental agency that has regulatory authority over JNLIC-NY’s business activities. Copies of such Books and Records shall be delivered to JNLIC-NY on demand. All such Books and Records shall be promptly transferred to JNLIC-NY by NISC upon termination of this Agreement.

c.

Safeguarding customer information. NISC shall implement and maintain appropriate measures designed to meet the objectives of Department Regulation No. 173, with respect to safeguarding JNLIC-NY’s customer information and customer information systems. NISC shall adjust its information security program at the request of JNLIC-NY for any relevant changes dictated by JNLIC-NY’s assessment of risk around its customer information and customer information systems. Confirming evidence that NISC has satisfied its obligations under this Agreement shall be made available, during normal business hours, for inspection by JNLIC-NY, anyone authorized by JNLIC-NY, and any governmental agency that has regulatory authority over JNLIC-NY’s business activities.

d.

Standard of Care. NISC shall maintain back up records which will be available to JNLIC-NY in the event of a disaster. A disaster recovery site is available, and NISC is responsible for maintaining such site.

13.	TERMINATION

a.	This Agreement may be terminated at the option of any Party with or without cause upon a thirty (30) day advance written notice to the other Party.

b.

In addition to any other remedies available to a Party in law or equity or under this Agreement, upon the occurrence of a Termination Event, a non-defaulting Party may immediately terminate this Agreement with cause by providing the defaulting Party with written notice of the non-defaulting Party’s desire to terminate. A “Termination Event” is deemed to have occurred if a Party: (i) commits a material breach of its obligations under this Agreement and the breach remains uncured for a period of thirty (30) calendar days after written notice of the breach is provided to the other Party; or (ii) commits a fraudulent act against the other arty.

14.	NOTICE AND CONTACT PERSON

Each Party shall appoint one or more individuals who shall serve as the “Contact Person” for the purpose of carrying out this Agreement. Such Contact Person shall be authorized to act on behalf of their respective Party as to the matters pertaining to this Agreement. Effective upon execution of this Agreement, the initial Contact Persons shall be those set forth below. Each Party shall notify the other, in writing, as to the name and address of any replacement for any such designated Contact Person. All notices, statements or requests provided for hereunder shall be in writing and shall be deemed to have been given when delivered by hand to Contact Person or when sent to the Contact Person by certified or registered mail, postage prepaid or overnight courier service or upon confirmation of transmission if sent by telecopier or e-mail:

if to Jefferson National Life Insurance Company of New York, to:

Jefferson National Life Insurance Company of New York

One Nationwide Plaza

Columbus, Ohio 43215

Attn: Assistant Treasurer

if NISC, to:

Nationwide Investment Services Corporation

One Nationwide Plaza

Columbus, Ohio 43215

Attn: President

15.	SEVERABILITY

Should any provision of this Agreement be held enforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.

16.	LAW

This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of New York.

17.	ANTI MONEY LAUNDERING

Each Party represents that it has implemented, and covenants to maintain throughout the term of this Agreement, policies and procedures reasonably designed to comply with applicable laws, regulations, rules and guidance governing the detection, prevention and reporting of money laundering and terrorist financing activities, including, but not limited to: (1) provisions of the USA PATRIOT Act of 2001 and regulations thereunder, (2) provisions of the Bank Secrecy Act and regulations thereunder, (3) relevant rules and regulations promulgated by the Office of Foreign Assets Control; and (4) all record keeping, reporting and auditing requirements of these laws, regulations and rules. If permitted by law, each Party agrees to provide prompt notice to the other Party of any suspicious activity involving JNLIC-NY Products that it becomes aware of during the performance of its duties under this Agreement. If permitted by law, each Party agrees to provide reasonable assistance to the other Party at their expense in furtherance of their compliance obligations.

18.	AUDITS

JNLIC-NY and persons authorized by it or any governmental agency having jurisdiction over JNLIC-NY shall have the right, at JNLIC-NY’s expense, to conduct an audit of the relevant books, records, and accounts of NISC upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, NISC shall give to the party requesting the audit reasonable cooperation and access to all Books and Records necessary to audit during normal business hours.

19.	ARBITRATION

In the event of any dispute or difference of opinion arising from or relating in any way to this Agreement or any transaction hereunder, including without limitation any dispute concerning the scope of this arbitration clause, the executive officers of the Parties shall attempt to negotiate a settlement. In the even the dispute cannot be resolved by the executive officers of the Parties, it is hereby mutually agreed upon by the Parties that such dispute or difference of opinion shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect by one arbitrator appointed in accordance with such rules. The Parties will cooperate with each other causing arbitration to be held in as efficient and expeditious a manner as practicable. Generally, the Parties agree that the arbitrator shall be an officer or former officer of life insurance companies or property and casualty insurance companies and unaffiliated with any of the Parties to this Agreement. The Parties agree to equally divide the cost of such arbitration. The decision of the arbitrator shall be final and binding on the Parties to the arbitration. Any arbitration proceeding shall take place in the State of New York or in any mutually agreeable location. This Section 19 shall survive termination of this Agreement.

20.	COUNTERPARTS

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

By signing below, the undersigned agree to have read and be bound by the terms and conditions of the Agreement.

NATIONWIDE INVESTMENT SERVICES CORPORATION

By:
Name:
Title:

JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:
Name:
Title: